U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934,  Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940


1. Name and Address of Reporting Person

          First Capital Partners, MM, Inc.
          Steven Molasky

2. Issuer Name and Ticker or Trading Symbol

          Joshua Tree Construction Inc. JSTC

3. I.R.S. Identification Number of Reporting Person, if an Entity

          88-0426213

4. Date of Event Requiring Statement (Month/Day/Year)

          November 06 2001

5. If Amendment, Date of Original (Month/Year)

          N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

          [_] Director [X] 10% Owner [_] Officer [_] Other(Specify)

7. Individual or Joint/Group Filing (Check applicable line)

          [X] Form filed by One Reporting Person
          [_] Form Filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

 1. Title      2. Amount        3. Ownership     4. Nature of
    of            of               Form: Direct     Indirect
    Security      Securities       (D) or           Beneficial
    (Instr. 4)    Beneficially     Indirect (I)     Ownership
                  Owned            (Instr. 5)       (Instr.5)
                  at End of
                  Month
                  (Instr. 4)

    Common        2,050,000        I                by First
                                                    Capital Partners,
                                                    MM, Inc.

Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

None, Not Applicable

**SIGNATURE OF REPORTING PERSON


                                        /s/Steven Molasky, Personally
                                        /s/Vince Hesser, President
                                        First Capital Partners, MM, Inc.
                                        Dated: November 06, 2001

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).